UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2006

LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-30141	13-3861628
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

462 Seventh Avenue, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 609-4200

_____________________ (Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed, LivePerson, Inc. (the “Company”) received written notification in September 2005 from a former employee alleging claims related to improper termination of employment. On May 11, 2006, Ms. Lisa E. Cash filed a suit against the Company, Robert LoCascio and Timothy E. Bixby in the Supreme Court of New York State, containing claims of improper termination of employment and related claims.

The Company and the individual defendants believe that the claims are without merit, and intend to vigorously defend against them. The Company expects that, should any material loss result from an unsuccessful defense against such claims, existing insurance coverage will be sufficient to cover any such loss. The Company has not accrued for this contingency as of the date hereof, because the amount of loss, if any, is not expected to exceed available insurance coverage. However, the Company cannot assure you that its defenses will be successful and, if they are not, that the Company’s ultimate liability in connection with the claims will not exceed its insurance coverage or have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows.

Forward-looking Statements

Statements in this report about the Company that are not historical facts are forward-looking statements based on the Company’s current expectations, assumptions, estimates and projections. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors that could cause or contribute to such differences include those discussed in the reports and documents filed from time to time by the Company with the Securities and Exchange Commission, including those under the heading “Risk Factors.” Although the Company’s expectations may change, the Company is under no obligation to inform you if they do.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date: May 15, 2006	By:	/s/ TIMOTHY E. BIXBY
Timothy E. Bixby
President, Chief Financial Officer and Secretary